AGENCY AGREEMENT

Between Biocorp North America, Inc., with principal offices located at 5155 West Rosecrans Avenue, Suite 1116 Los Angeles CA 90250 and Mr. Robert Dobbs ("Agent") residing at 4121 Willowview Boulevard in Louisville, KY.

RECITALS

WHEREAS The Agent has developed knowledge in the market for food serviceware in North America The Agent has developed good working relationship with Quick Service and Casual Dining Restaurants and Food Service and Paper Distribution companies i.e. Perseco/McDonald's,Burger King, Yum Brands, Cracker Barrel, Sysco Foodservice, U.S. Foodservice, Performance Food Group.

WHEREAS Biocorp North America, Inc. is interested in marketing its Biodegradable cutlery and its brand name within several organizations in the United States such as Perseco & Yum and others;

WHEREAS The parties are interested in working together in 2003/2004 to develop sales of food service ware primarily cutlery. The parties acknowledge that if the relationship grows in confidence Biocorp NA may extend an offer of employment to Robert Dobbs. Accordingly, the parties hereby express their intention to work in good faith according to the following points:

1. **Commitment**: Subject to the remainder of this Agreement, Biocorp North America, Inc. grants the Agent the rights to represent Biocorp N.A. in the Food Service industry, and to sell the products. Agent will be entitled to receive a commission on sales of products made by Biocorp N.A. in the Territory to clients that Agent will introduce to Biocorp N.A. and who are not already clients of Biocorp N.A. Such commission will be calculated according to the Schedule attached to this Agreement. It is understood that on large sales special arrangement will be made to accommodate the sales to the clients. Biocorp North America, Inc. understands that The Agent may have from time to time other assignments and will not work full time for Biocorp North America, Inc. during the term of this Agreement. Agent will work in close relationship with the President of Biocorp and will follow a Strategic Plan to be set up and agreed upon in close collaboration with the President.

2. **Period**: This agreement applies to services provided by the Agent to Biocorp North America, Inc. from July 1st, 2003 to June 30th, 2004, except if terminated earlier as described in paragraph 7 below.

3. **Compensation:** Biocorp North America, Inc. will pay The Agent a commission as described in Schedule "A" attached.

4. **Place of Work:** The Agent will provide the sales services primarily from his offices in Louisville or from any other places he retains necessary.

5. **Payment of Commission:** Commissions shall be due and payable within fifteen (15) days after Biocorp has received the purchaser or customer's payment for any sale order. With respect to installment sales, the Commission shall be due and payable within fifteen

(15) days after Biocorp receives the payment from the purchaser or customer for the installment.

6. **Independent Contractor:** The Agent is an independent contractor and has no authority to represent Biocorp North America, Inc. or bind or commit Biocorp North America, Inc. to any debt, contract or other liability or make any representation on behalf of Biocorp North America, Inc. The Agent will not be entitled to any employee benefits or other forms of compensation other than expressly provided for under this agreement. The Agent is responsible for the payment of all taxes that may be payable on the compensation paid under this agreement.

7. **Termination:** The contract will terminate automatically on June 30th, 2004 except if the parties agree in writing to modify the length of the agreement. It is the intention of the parties to renew the contract annually. The Agent and Biocorp North America, Inc. are allowed to terminate the agreement on a 60 days notice without cause. Either party may terminate immediately upon material breach by the other, upon delivering written notice of termination. Upon any termination, The Agent will be entitled to payment for commission earned prior to the date of termination.

8. **Non-competition/Conflicts of Interest:** The Agent warrants that 1) services and deliverables provided under this agreement will not violate any contractual or other obligation that The Agent has with any third party, including previous employers and clients and 2) The Agent's performance will not infringe upon any intellectual property rights of any third party. The Agent will not provide any information to Biocorp North America, Inc. with respect to which The Agent is subject to any preexisting objection of confidence, or which The Agent knows or has reason to believe is a trade secret or the proprietary confidential information of any third party. The Agent will not perform services within the Scope of Work on The Agent's own behalf or for any third party during the term of this Agreement and for a period of two (2) years after this agreement expires or is terminated.

9. **Intellectual Property:** All intellectual property conceived or otherwise made or developed during or as a result of The Agent's work under this agreement will be the property of Biocorp North America, Inc. In addition, all intellectual property that is made by The Agent within one year of the expiration or termination of this agreement and relating to the Scope of Work will be the property of Biocorp North America, Inc. The Agent shall promptly and fully disclose all such intellectual property to Biocorp North America, Inc. in writing. Biocorp North America, Inc. may at its discretion file applications for and obtain in its own name any legally recognizable forms of protection for the intellectual property, including, but not limited to, as appropriate, filing applications for patents, industrial utility models, industrial designs, or to register trademarks or works of authorship. At Biocorp North America, Inc 's request, The Agent will execute written assignments of any such intellectual property to Biocorp North America, Inc. The Agent will execute all applications and other papers and will otherwise cooperate with Biocorp North America, Inc. as reasonably necessary to secure and enforce rights to the intellectual property. If The Agent is needed at any time to give testimony for Biocorp North America, Inc. in any proceeding affecting the intellectual property, The Agent shall do so with reasonable notice and for reasonable compensation.

10. **Confidentiality**: The Agent will not disclose any of Biocorp North America, Inc 's confidential information to any third party unless permitted by Biocorp North America, Inc. or required by The Agent's duties under this Agreement. The Agent may also receive business or technical information of third parties that Biocorp North America, Inc. has agreed to maintain in confidence, and will hold that information in confidence to the same extent as Biocorp North America, Inc. is obligated to do so. The Agent will not provide others with access to Biocorp North America, Inc 's computers or computer networks, except in accordance with Biocorp North America, Inc. policies and procedures.

11. **Assignment; Non-transfer**: This Agreement shall be binding upon and inure to the benefit of Biocorp North America, Inc, its successors, and assigns but is personal to The Agent and not assignable by him. The Agent may not anticipate, encumber, or dispose of any payment due to The Agent under this agreement.

12. **Waiver**: The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

13. **Integration**: This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may not be modified except in writing signed by both parties, which specifically refers to this Agreement. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect, and the parties and any tribunal before which the matter is brought will attempt to substitute the invalid or unenforceable provision with a valid and enforceable provision that most closely puts the parties in the same position as intended by the invalid or unenforceable provision.

14. **Interpretation**: The contract is made under the law of the State of California, venue of Los Angeles. In case of dispute the parties agree to have the dispute arbitrated before filing legal actions.

15. **Communication**: For all communication, the US mail, facsimile transmission and email will be accepted at the following addresses:

The Agent
Mr. Robert Dobbs
4121 Willowview
Louisville KY 40299
Tel: (502) 240-0879
Email: robert_dobbs@hotmail.com

Biocorp North America, Inc.
5155 West Rosecrans Avenue
Suite 1116
Los Angeles CA 90250

Fax: 310 802 0989
Tel: 310 491 3338
Email: fscheer@biocorpna.com

Email is accepted as long as there is a receipt attached to the document.

16. Attachment A is an integral part of the contract.

Done in Los Angeles as of August 22, 2003

Agreed and Accepted
Biocorp North America, Inc.

Frederic Scheer
President

Agreed and Accepted
The AGENT

By

S. S. #. 371-78-0728
Fein: 57-1137018